EXHIBIT 99.1

                                                       INVESTOR CONTACT:
                                                       Claudia Pieropan
                                                       Chief Financial Officer
                                                       (949) 936-8122
                                                       www.hineshorticulture.com


                HINES HORTICULTURE REPORTS SECOND QUARTER RESULTS

Irvine, California - August 5, 2004 - Hines Horticulture, Inc. (NASDAQ: HORT) a leading operator of commercial nurseries in North America, today reported net sales for the second quarter of $181.1 million, down 4.4% from $189.4 million a year ago. Net sales for the six months ended June 30, 2004 were $241.5 million, down 2.9% from $248.6 million for the same period last year. The decline in net sales was primarily isolated in the Midwest and Southeast markets where consumer demand for color products wavered as a result of excessive rain in May and June. Additionally two production facilities struggled to transition perennial and annual color plant sales to new customers based on the market plan established late last year in an attempt to improve net sales and gross profit margins through customer consolidation and store realignment. Offsetting this decline was an increase in sales from the other facilities as a result of favorable spring like weather in the West and Northeast markets.

"We are disappointed with our sales results during the first six months of 2004," said Rob Ferguson, Chief Executive Officer. "However, as I have said before, we knew that 2004 would be a year of transition for Hines and we have always set our expectations on only achieving a moderate increase in sales. Although our overall results have fallen short of this goal due to the magnitude of the sales deficit in the Midwest and Southeast, we will strive to recover sales in the third and fourth quarters by exceeding our prior year performance. We will continue with our management plan to strategically reposition Hines for the future, to focus on debt reduction, and to build shareholder value while becoming a stronger and more responsive organization for our employees and customers."

SECOND QUARTER RESULTS
----------------------
Gross profit for the second quarter decreased to $93.7 million, or 51.7% of net sales, from $98.7 million, or 52.1% of net sales, for the comparable period in 2003. The decline in gross profit was primarily attributable to lower sales during the second quarter. The decline in sales of higher margin plants in the Southeast and Mid-Atlantic continued to put pressure on our gross profit margins as well.

Operating income during the second quarter of $37.5 million declined 11.1% from $42.2 million during the second quarter a year ago. The decline was mainly due to the decrease in net sales and gross profit margins offset by slightly lower operating expenses. Selling expense for the second quarter increased $0.5 million to $13.5 million as a result of increased third party merchandiser costs. Distribution expense during the second quarter fell to $35.7 million from $37.1 million last year, as a result of lower net sales and our continuing efforts to control costs. Other operating expenses of $0.5 million for the second quarter increased $0.4 million from $0.1 million for the comparable period in 2003 due to legal fees of $0.5 million incurred as a result of the Lovell Farms arbitration.

Other expenses for the second quarter were $5.9 million compared with $7.3 million for the comparable period in 2003. The decrease was due to the impact of the mark to market adjustment on our interest rate swap partially offset by higher interest expense. During the second quarter, the mark to market adjustment amounted to income of $1.5 million compared with income of $0.3 million for the same period a year ago. Interest expense increased to $6.9 million from $6.4 million a year ago due to our debt refinancing, which shifted more of our revolving debt to higher interest rate fixed-term instruments in order to increase availability under our revolving credit facility.

Net income for the second quarter declined to $18.7 million, or $0.84 per diluted share, versus $20.6 million, or $0.93 per diluted share, a year ago. Earnings before interest, taxes, depreciation and amortization, and severance charges ("Adjusted EBITDA") was $40.2 million compared to $44.8 million in the same period last year.

SIX-MONTH RESULTS
-----------------
Gross profit for the six-month period ended June 30, 2004 decreased to $123.0 million, or 50.9% of net sales, from $129.4 million, or 52.0% of net sales, for the comparable period in 2003. The decline in gross profit was primarily attributable to lower sales during the six-month period ended June 30, 2004. The decline in sales of higher margin plants in the Southeast and Mid-Atlantic continued to put pressure on our gross profit margins as well.

Operating income during the six-month period ended June 30, 2004 of $42.0 million declined 10.6% from $47.0 million a year ago. The decline was mainly due to the decrease in net sales and gross profit margins offset by lower operating expenses. Selling expense for the six-month period ended June 30, 2004 increased $0.9 million to $20.6 million as a result of increased merchandising efforts at our customers' store locations. Distribution expense improved to $47.8 million, or 19.8% of net sales, compared to $49.4 million, or 19.9% of net sales, for the comparable period in 2003. Other operating expenses of $0.5 million for the six-month period ended June 30, 2004 decreased $0.9 million from $1.4 million for the comparable period in 2003. The decline was due to severance costs associated with the resignation of our former Chief Executive Officer in February of 2003, offset by legal fees of $0.5 million incurred in 2004 as a result of the Lovell Farms arbitration.

Other expense of $12.2 million for the six-month period ended June 30, 2004 decreased $2.1 million, or 14.9%, from $14.3 million for the comparable period in 2003. The decrease was due to the impact of the mark to market adjustment on our interest rate swap and a decline in amortization of deferred financing expenses partially offset by higher interest expense. For the six-month period ended June 30, 2004, the mark to market adjustment amounted to income of $2.3 million compared with income of $0.6 million for the same period a year ago. Interest expense increased to $13.6 million from $12.7 million a year ago due to our debt refinancing, which shifted more of our revolving debt to higher interest rate fixed-term instruments in order to increase availability under our new revolving credit facility.

Net income for the six-month period ended June 30, 2004 declined to $17.6 million, or $0.79 per diluted share, versus $19.3 million, or $0.87 per diluted share, a year ago. Adjusted EBITDA was $47.3 million compared to $53.1 million in the same period last year.

LOVELL FARMS ARBITRATION SETTLEMENT
-----------------------------------
In connection with the acquisition of Lovell Farms, we agreed, subject to various provisions in the purchase agreement, to make earn-out payments to the sellers ("Claimants") of up to approximately $5.0 million for fiscal 2001 if certain performance thresholds were met. We initially determined that the thresholds were not met and that no earn-out payment be made. In response to this decision, the Claimants initiated arbitration proceedings, which concluded in May 2004. Going into the hearings, the Claimants demanded that the Arbitrator award $5.0 million and payment of their attorney's fees and costs. A final determination was made on July 26, 2004 awarding the Claimants $0.9 million and denying their request for attorney's fees and costs. Payment of the $0.9 million will increase our goodwill during the third quarter. Legal defense fees and other costs incurred in connection with the arbitration of $0.5 million have been expensed during the six-month period ended June 30, 2004.

ABOUT HINES
-----------
Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as Home Depot, Lowe's and Wal-Mart.

The Company's quarterly earnings conference call will be held at 4:45 p.m. EST on Thursday, August 5, 2004. This call can be accessed live at Hines Horticulture's web site at www.hineshorticulture.com, where it will also be available for replay for one year. The webcast is also being distributed over CCBN's Investor Distribution Network, where individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via CCBN's password-protected event management site at www.streetevents.com.

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Certain forward-looking statements include, but are not limited to, statements about the Company's plans, net sales and adjusted EBITDA for 2004, objectives, prospects, developments, expectations, intentions, goals concerning future sales, EBITDA, and adjusted EBITDA, and other statements contained in the press release that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release are publicly available in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2003. These factors include, but are not limited to, general economic trends and seasonality, general agricultural risks beyond our control including risks associated with disease and pests and with sudden oak death, our substantial leverage and ability to service our debt, restrictive covenants under our debt facilities, competitive practices in the industry in which we compete, fluctuations in our operating costs, revenues and cash flows from operations, our dependence on a limited number of key customers, potential significant increases in transportation costs and the other factors set forth in such filings.

The Company's annual report on Form 10-K and other SEC filings, as well as news releases and other supplementary financial data are available by accessing the Company's website at www.hineshorticulture.com.



                                - Tables Follow -



                                                     HINES HORTICULTURE, INC.
                          Results of Operations for the Six and Three Months Ended June 30, 2004 and 2003
                                            (Dollars in thousands, except share data)
                                                            (Unaudited)

                                              Footnotes         Three Months Ended                     Six Months Ended
                                              --------- -----------------------------------    -----------------------------------
                                                        June 30,       June 30,                June 30,       June 30,
                                                         2004            2003      % Change      2004           2003      % Change
                                                         ----            ----      --------      ----           ----      --------
Sales, net                                      (1)  $    181,081    $    189,351    -4.4%   $    241,471   $    248,604     -2.9%
Costs of goods sold                             (1)        87,392          90,622    -3.6%        118,516        119,222     -0.6%
                                                     -------------   -------------   -----   -------------  -------------    -----

Gross profit                                               93,689          98,729    -5.1%        122,955        129,382     -5.0%
% OF SALES                                                   51.7%           52.1%   -0.4%           50.9%          52.0%    -1.1%

Selling and distribution expenses               (1)        49,196          50,109    -1.8%         68,394         69,156     -1.1%
General and administrative expenses                         6,409           6,211     3.2%         12,020         11,797      1.9%
Other operating expenses                                      547             190   187.9%            547          1,432    -61.8%
                                                     -------------   -------------   -----   -------------  -------------    -----
Total operating expenses                                   56,152          56,510    -0.6%         80,961         82,385     -1.7%
                                                     -------------   -------------   -----   -------------  -------------    -----

Operating income                                           37,537          42,219   -11.1%         41,994         46,997    -10.6%
% OF SALES                                                   20.7%           22.3%   -1.6%           17.4%          18.9%    -1.5%

    Interest expense                                        6,884           6,445     6.8%         13,584         12,736      6.7%
    Interest rate swap agreement income                    (1,454)           (320)  354.4%         (2,323)          (644)   260.7%
    Amortization of deferred financing expenses               449           1,138   -60.5%            894          2,188    -59.1%
                                                     -------------   -------------   -----   -------------  -------------    -----
                                                            5,879           7,263   -19.1%         12,155         14,280    -14.9%
                                                     -------------   -------------   -----   -------------  -------------    -----

Income before income taxes                                 31,658          34,956     9.4%         29,839         32,717     -8.8%
Income tax provision                                       12,980          14,360    -9.6%         12,234         13,443     -9.0%
                                                     -------------   -------------   -----   -------------  -------------    -----
Net income                                           $     18,678    $     20,596    -9.3%   $     17,605   $     19,274     -8.7%
                                                     =============   =============   =====   =============  =============    =====


Basic earnings per share:
Net income per common share                          $       0.85    $       0.93    -8.6%   $       0.80   $       0.87     -8.0%
                                                     =============   =============   =====   =============  =============    =====

Diluted earnings per share:
Net income per common share                          $       0.84    $       0.93    -9.7%   $       0.79   $       0.87     -9.2%
                                                     =============   =============   =====   =============  =============    =====

Weighted average shares outstanding - Basic            22,072,549      22,072,549              22,072,549     22,072,549
                                                     =============   =============           =============  =============
Weighted average shares outstanding - Diluted          22,154,141      22,072,549              22,168,978     22,072,549
                                                     =============   =============           =============  =============

EBITDA                                               $     40,094    $     44,594    -10.1%  $     47,266   $     51,667     -8.5%
                                                     =============   =============   ======  =============  =============    =====
Adjusted EBITDA                                      $     40,165    $     44,784    -10.3%  $     47,337   $     53,099    -10.9%
                                                     =============   =============   ======  =============  =============    =====

SEE ACCOMPANYING FOOTNOTES.


                                      HINES HORTICULTURE, INC.
                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                       (Dollars in thousands)

                                                                     June 30,          December 31,
ASSETS                                                         2004           2003         2003
                                                             ---------     ---------     ---------
                                                                   (Unaudited)           (Audited)
Current assets:
     Cash                                                    $  4,855      $    463      $     --
     Accounts receivable, net                                  82,091        79,310        23,724
     Inventories                                              159,234       152,270       173,090
     Prepaid expenses and other current assets                  2,781         7,522         3,157
                                                             ---------     ---------     ---------

                                   Total current assets       248,961       239,565       199,971
                                                             ---------     ---------     ---------

Fixed assets, net                                             133,129       138,247       136,435
Deferred financing expenses, net                                9,764         5,970        10,589
Deferred income taxes                                          12,234        12,773        12,234
Goodwill                                                       42,979        42,979        42,979
                                                             ---------     ---------     ---------

                                           Total assets      $447,067      $439,534      $402,208
                                                             =========     =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                        $ 17,701      $ 15,122      $ 10,104
     Accrued liabilities                                       13,930        13,467         9,234
     Accrued payroll and benefits                              10,904        10,063         6,971
     Accrued interest                                           4,936         5,986         5,073
     Interest rate swap agreement, current portion              2,996            --         5,320
     Long-term debt, current portion                            5,745        19,088         5,789
     Borrowings on revolving credit facility                   33,661        65,000        30,318
     Deferred income taxes                                     77,420        77,436        65,186
                                                             ---------     ---------     ---------

                              Total current liabilities       167,293       206,162       137,995
                                                             ---------     ---------     ---------

Long-term debt                                                207,381       163,663       209,287
Interest rate swap agreement                                       --         7,623            --
Other liabilities                                               2,058           730         2,196

Shareholders' equity                                           70,335        61,356        52,730
                                                             ---------     ---------     ---------

             Total liabilities and shareholders' equity      $447,067      $439,534      $402,208
                                                             =========     =========     =========



                                                HINES HORTICULTURE, INC.
                                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        Six Months Ended June 30, 2004 and 2003 and Year Ended December 31, 2003
                                                 (Dollars in thousands)

                                                                                        June 30,              December 31,
                                                                                  2004            2003            2003
                                                                               ----------      ----------      ----------
                                                                                      (Unaudited)               (Audited)
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                                              $  17,605       $  19,274       $   9,713
       Income from discontinued operations                                            --              --          (4,148)
       Adjustments to reconcile net income to net cash
                      provided by operating activities:
                 Depreciation                                                      5,272           4,670           9,394
                 Accretion of asset retirement obligations                            61              --              --
                 Amortization of deferred financing costs                            894           2,188           3,771
                 Interest rate swap agreement income                              (2,323)           (644)         (2,710)
                 Loss on extinguishment of debt                                       --              --           9,235
                 Deferred income taxes                                            12,234          13,443           3,867
                 Loss on disposition of fixed assets                                  71              73              73
                                                                               ----------      ----------      ----------
                                                                                  33,814          39,004          29,195
       Change in working capital accounts:
                 Accounts receivable                                             (58,368)        (53,796)          1,790
                 Inventories                                                      13,719          18,391          (3,188)
                 Prepaid expenses and other current assets                           376            (526)         (1,305)
                 Accounts payable and accrued liabilities                         16,086           9,127          (3,799)
                                                                               ----------      ----------      ----------
                      Change in working capital accounts                         (28,187)        (26,804)         (6,502)
                                                                               ----------      ----------      ----------
                                Net cash provided by operating activities          5,627          12,200          22,693
                                                                               ----------      ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of fixed assets                                                   (2,096)         (2,853)         (5,589)
       Payments to sale of discontinued operations                                    --            (500)             --
       Proceeds from sale of discontinued operations                                  --              --           5,778
       Proceeds from sale of fixed assets                                             --              50              --
       Leasehold incentive proceeds                                                   --              --           2,275
                                                                               ----------      ----------      ----------
                      Net cash (used in) provided by investing activities         (2,096)         (3,303)          2,464
                                                                               ----------      ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
       Net borrowings (repayments) on revolving line of credit                     3,343          (7,750)        (42,432)
       Proceeds from the issuance of long-term debt                                   --              --         215,000
       Repayments of long-term debt                                               (1,950)            (42)       (180,555)
       Deferred financing costs                                                      (69)           (642)        (11,637)
       Redemption premium on early payment of subordinated notes                      --              --          (5,533)
                                                                               ----------      ----------      ----------
                      Net cash provided by (used in) financing activities          1,324          (8,434)        (25,157)
                                                                               ----------      ----------      ----------

NET CHANGE IN CASH                                                                 4,855             463              --

CASH, beginning of period                                                             --              --              --
                                                                               ----------      ----------      ----------

CASH, end of period                                                            $   4,855       $     463       $      --
                                                                               ==========      ==========      ==========

                            HINES HORTICULTURE, INC.
                   Reconciliation of Non-GAAP Disclosure Items
                Six and Three Months Ended June 30, 2004 and 2003
                             (Dollars in thousands)
                                   (Unaudited)


"EBITDA" means income before interest expense, provision for income taxes and depreciation and amortization. "Adjusted EBITDA" is EBITDA plus severance costs, loss on early debt extinguishment and certain losses on disposal of fixed assets, less gain (loss) on sale of fixed assets. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. These measures are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for performance relative to other companies. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis for our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower's ability to incur debt and for other purposes, and may be the preferred measure for these purposes. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. EBITDA and Adjusted EBITDA are calculated as follows:

                                                    Three Months Ended             Six Months Ended
                                                 ------------------------      ------------------------
                                                 June 30,       June 30,       June 30,       June 30,
                                                   2004           2003           2004           2003
                                                 ---------      ---------      ---------      ---------
Net income                                       $ 18,678       $ 20,596       $ 17,605       $ 19,274
Income tax provision                               12,980         14,360         12,234         13,443
Amortization of deferred financing expenses           449          1,138            894          2,188
Interest rate swap agreement income                (1,454)          (320)        (2,323)          (644)
Interest expense                                    6,884          6,445         13,584         12,736
Depreciation                                        2,557          2,375          5,272          4,670
                                                 ---------      ---------      ---------      ---------
EBITDA                                             40,094         44,594         47,266         51,667
                                                 ---------      ---------      ---------      ---------

Severance charges                                      --            117             --          1,359
Loss on disposal of fixed assets                       71             73             71             73
                                                 ---------      ---------      ---------      ---------

Adjusted EBITDA                                  $ 40,165       $ 44,784       $ 47,337       $ 53,099
                                                 =========      =========      =========      =========

                            HINES HORTICULTURE, INC.
                  (Footnotes to Preceding Financial Statements)
                             (Dollars in thousands)

General:
--------

(1) Certain reclassifications have been made in prior periods' financial statements to conform to fiscal 2004 classifications.